Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 19, 2019, relating to the consolidated financial statements and financial statement schedule of Southern Power Company and subsidiary companies, appearing in the Annual Report on Form 10-K of Southern Power Company for the year ended December 31, 2018, and to the reference to us under the heading Experts in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Atlanta, Georgia
November 1, 2019